Exhibit 99.1
MiMedx Announces Fourth Quarter and Full Year 2020 Financial and Operating Results
Fourth Quarter Net Sales of $68.5 million, Full Year 2020 Net Sales of $248.2 million
Company to Host Conference Call on March 9, 2021 at 9:30 AM ET
MARIETTA, Ga., March 8, 2021 -- MiMedx Group, Inc. (Nasdaq: MDXG) (“MiMedx” or the “Company”), an industry leader in utilizing birth tissue as a platform for regenerative medicine, today announced the filing of its 2020 Annual Report on Form 10-K for the period ended December 31, 2020.

Timothy R. Wright, MiMedx Chief Executive Officer, commented, “2020 was a foundational year for MiMedx, with significant accomplishments of governance, operational, and financial initiatives that were critical to restoring the Company’s integrity, improving business liquidity, and transforming the culture of the organization. The 2021 investments we are making in people, resources, and strategic initiatives position us to accelerate our late-stage pipeline and achieve our stated top line growth objectives in our core business. We are aggressively pursuing FDA approval for our novel therapeutic biologic, AmnioFix® Injectable, to reduce pain and improve function in patients suffering from plantar fasciitis and knee osteoarthritis, and plan to significantly increase our spending in research and development to support this objective. MiMedx is a pioneer in regenerative medicine, and by advancing rigorous science we will continue to improve people’s health and lives and elevate the standard of care.”

Full Year 2020 Operating Highlights:

•Announced relisting on The Nasdaq Stock Market under the ticker symbol “MDXG”
•Completed subject enrollment in each of our Investigational New Drug ("IND") clinical studies: Plantar Fasciitis (Phase 3), Achilles Tendonitis (Phase 3), and Knee Osteoarthritis (Phase 2B)
•Closed concurrent $150 million private equity and debt financings from premier healthcare investors, EW Healthcare Partners and Hayfin Capital Management
•Announced coverage by the largest U.S. Commercial payor for EpiFix®, as a proven and medically necessary option in the treatment of diabetic foot ulcers
•Launched EpiCord® Expandable, as the latest advancement in our portfolio to support the advanced wound care needs of patients with larger, chronic, and hard-to-heal wounds
•Completed multiple Securities and Exchange Commission ("SEC") filings, bringing the Company current in financial reporting
•Added a number of Senior Executives to the leadership team, including a new Chief Financial Officer, Executive Vice President of Research and Development and Chief Commercial Officer

•Conducted two annual shareholder meetings, resulting in a fully-refreshed Board of Directors with significant industry and scientific expertise

Key Fourth Quarter and Full Year 2020 Financial Metrics

•Fourth quarter net sales of $68.5 million and full year net sales of $248.2 million
•Adjusted net sales1, which excludes impacts of the change in the Company’s methods for recognizing revenue, of $68.0 million for the fourth quarter and $240.5 million for the full year
•Fourth quarter net loss of $16.6 million, reflecting $20.4 million of investigation, restatement and other related expenses, and full year loss of $49.3 million, reflecting $59.5 million of investigation, restatement and other related expenses
•Adjusted EBITDA2 of $10.3 million for the fourth quarter and $30.6 million for the full year

	Quarter Ended December 31,		Year Ended December 31,
	(in thousands)		(in thousands)
	2020	2019	2020	2019
Net sales	$68,548	$76,400	$248,234	$299,255
Adjusted net sales[1]	68,021	68,181	240,467	269,651
Net loss	(16,580)	(7,476)	(49,284)	(25,580)
EBITDA[2]	(14,549)	(3,026)	(38,546)	(13,292)
Adjusted EBITDA[2]	10,329	14,096	30,623	42,084
Net loss per common share - basic	$(0.17)	$(0.07)	$(0.77)	$(0.24)
Net loss per common share - diluted	$(0.17)	$(0.07)	$(0.77)	$(0.24)

1.Adjusted Net Sales is a non-GAAP financial measure. See “Reconciliation of GAAP Net Sales to Adjusted Net Sales and Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA” for a reconciliation of Adjusted Net Sales to Net Sales, located in “Selected Financial Information” of this release.
2.EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Reconciliation of GAAP Net Sales to Adjusted Net Sales and Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA” for a reconciliation of EBITDA and Adjusted EBITDA to Net loss, located in “Selected Financial Information” of this release.

Net sales for the fourth quarter ended December 31, 2020 were $68.5 million compared to net sales for the same period in 2019 of $76.4 million. Net sales for both periods include a benefit from a change in the Company's methods for recognizing revenue from the time of cash collection to the time of shipment: $0.5 million in the 2020 period and $8.2 million in the 2019 period.

Adjusted net sales for the fourth quarter of 2020, which excludes cash collected on the remaining contracts outstanding at the time of the change in the Company's revenue recognition methodology, were $68.0 million, consistent with the fourth quarter of 2019.

Net sales for the full year ended December 31, 2020 were $248.2 million, primarily recognized on an “as-shipped” basis, compared to $299.3 million for the same period in 2019, primarily recognized on a “cash-receipts” basis. Net sales for the full year ended December 31, 2020 and 2019 include the benefit of $7.8 million and $29.6 million respectively, resulting from the change in revenue recognition method. For more information, refer to Note 2 to the Consolidated Financial Statements included in the Company’s 2020 Annual Report on Form 10-K.

For the full year ended December 31, 2020, adjusted net sales were $240.5 million compared to $269.7 million for the full year 2019, a decrease of 11%. This decrease was principally due to access restrictions, decreases in elective procedures, and cost savings measures implemented by hospitals, primarily brought upon by the COVID-19 pandemic.

Gross margin in the fourth quarter of 2020 was 84.2% compared to 83.4% in the fourth quarter of 2019, reflecting improved manufacturing efficiencies and lower levels of scrap. Gross margin for the full year ended December 31, 2020 was 84.2% compared to 85.6% for the full year 2019, driven by costs incurred to meet higher quality standards of Current Good Manufacturing Practices (CGMP), which the Company started incurring in the second half of 2019.

Selling, general and administrative expenses for the fourth quarter of 2020 were $48.7 million, or an increase of 7.2%, compared to the fourth quarter of 2019, reflecting increased spending on corporate initiatives and non-executive stock-based compensation. For the full year ended December 31, 2020, selling, general and administrative expenses were $181.0 million compared to $198.2 million for the same period in 2019. The full year 2020 decrease was driven, in part, by the Company's response to the COVID-19 pandemic, reflecting temporarily reduced salaries and other expenses. Additionally, lower expenses related to travel restrictions implemented by the Company and reduced commissions resulting from a reduction in sales also contributed to the full year decrease.

Research and development expenses were $3.4 million for the fourth quarter of 2020 compared to $2.7 million for the fourth quarter of 2019. For the full year ended December 31, 2020, research and development expenses were $11.7 million compared to $11.1 million for the same period in 2019. The fourth quarter and full year 2020 increase was driven by consulting fees related to the Company’s clinical research efforts.

Investigation, restatement and related expenses for the fourth quarter of 2020 were $20.4 million, consisting of costs incurred under indemnification agreements with the Company’s former management and the cost related to the resolution of certain legal matters involving the Company. These expenses were $20.1 million in the fourth quarter of 2019, which primarily consisted of legal and restatement expenses. For the full year ended December 31, 2020, investigation, restatement and related expenses were $59.5 million compared to $66.5 million for the same period in 2019.

Net loss in the fourth quarter of 2020 was $16.6 million compared to a net loss of $7.5 million in the fourth quarter of 2019. For the full year ended December 31, 2020, net loss was $49.3 million compared to a net loss of $25.6 million for the same period in 2019. Net loss for the full year 2020 includes $8.2 million of loss on the extinguishment of the Company's previous term loan.

Adjusted EBITDA was $10.3 million in the fourth quarter of 2020, or 15.2% of adjusted net sales, compared to $14.1 million in the fourth quarter of 2019, or 20.7% of adjusted net sales. For the full year ended December 31, 2020, adjusted EBITDA was $30.6 million, or 12.7% of adjusted net sales, compared to $42.1 million, or 15.6% of net sales for the same period in 2019.

As of December 31, 2020, the Company had $95.8 million of cash and cash equivalents, compared to $69.1 million as of December 31, 2019. Cash and cash equivalents, net of debt, were $48.1 million at December 31, 2020, compared to $3.4 million at December 31, 2019.

Outlook for 2021

The Company expects adjusted net sales will increase 10% or more in 2021 over the prior year, assuming MiMedx is able to sell its micronized, particulate, and umbilical cord products for the full year. However, the United States Food and Drug Administration ("FDA") may determine that the Company's micronized, particulate, and/or umbilical cord-derived products do not qualify for regulation as human cells, tissues, and cellular and tissue-based products solely under Section 361 of the Public Health Service Act, and could require MiMedx to remove them from the market immediately. Such a decision by the FDA could have a negative impact on the Company's expected adjusted net sales. As an example, if the Company's micronized and particulate products are required to be removed from the market following the end of the period of enforcement discretion, currently anticipated for May 31, 2021, MiMedx estimates the negative impact on its expected 2021 adjusted net sales could be in the range of $20 million to $25 million. See Item 1A, “Risk Factors,” within the Company’s 2020 Annual Report on Form 10-K. The Company's sales of micronized and particulate products for all uses were $32.8 million, $42.4 million, and $68.4 million, respectively, in 2020, 2019, and 2018. The Company's sales of umbilical cord-derived products were $16.6 million, $17.9 million, and $14.7 million, respectively, in 2020, 2019, and 2018. Further, because MiMedx cannot predict the impact of COVID-19 in 2021, the Company's estimate for 2021 adjusted net sales assumes no restrictions on its ability to access hospitals, healthcare provider facilities and other places where products are sold.

The Company also anticipates as much as a three-fold increase in research and development expense for 2021, as it plans to file additional INDs and continue working towards the filing of Biological License Applications ("BLAs"), although this amount is partially dependent on whether the interim results from the Company's ongoing IND clinical trials merit further investment. Lastly, the Company expects a significant decline in investigation, restatement and related expenses in 2021, prior to any resolution of the pending securities class action matter.

Conference Call and Webcast

MiMedx will host a conference call and webcast to review its fourth quarter and full year 2020 results on Tuesday, March 9, 2021, beginning at 9:30 am, Eastern Time. The call can be accessed using the following information:

Webcast: https://edge.media-server.com/mmc/p/outonjvn
U.S. Investors: 877-359-9508
International Investors: 224-357-2393
Conference ID: 4786292

A replay of the webcast will be available for approximately thirty days on the Company’s website at www.mimedx.com following the conclusion of the webcast.

Important Cautionary Statement

This press release contains forward-looking statements. All statements relating to events or results that may occur in the future are forward-looking statements, including, without limitation, statements regarding future levels of revenues, expenses, and the anticipated effects of the COVID-19 pandemic. Other forward-looking statements generally can be identified by words such as “expect,” “will,” “intend,” “seek,” “target,” “future,” “plan,” “continue,” “potential,” “possible,” “could,” “would,” “may,” “anticipate,” “to be” and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company’s operations and may cause the Company’s actual actions, results, financial condition, performance or achievements to differ materially from those expressed or implied by any such forward-looking statements. Factors that may cause such a difference include, without limitation, those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change in circumstances or otherwise. Each forward-looking statement contained in this release is specifically qualified in its entirety by the aforementioned factors. Readers are advised to carefully read this release in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions and not to place undue reliance on forward-looking statements.

About MiMedx

MiMedx is an industry leader in utilizing birth tissue as a platform for regenerative medicine, developing and distributing placental tissue allografts with patent-protected, proprietary processes for multiple sectors of healthcare. As a pioneer in placental biologics, we have both a core business, focused on addressing the needs of patients with acute and chronic non-healing wounds, and a promising late-stage pipeline targeted at decreasing pain and improving function for patients with degenerative musculoskeletal conditions. We derive our products from human placental tissues and process these tissues using our proprietary processing methods, including the PURION® process. We employ Current Good Tissue Practices, Current Good Manufacturing Practices, and terminal sterilization to produce our allografts. MiMedx has supplied over two million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Contacts:

Investors:
Jack Howarth
Investor Relations
404-360-5681
jhowarth@mimedx.com

Media:
Hilary Dixon
Corporate & Strategic Communications
770.651.9066
hdixon@mimedx.com

Selected Financial Information

MiMedx Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$95,812	$69,069
Accounts receivable, net	35,423	32,327
Inventory, net	10,361	9,104
Prepaid expenses	5,605	6,669
Income tax receivable	10,045	18
Other current assets	3,371	6,058
Total current assets	160,617	123,245
Property and equipment, net	11,437	12,328
Right of use asset	3,623	3,397
Goodwill	19,976	19,976
Intangible assets, net	6,004	7,777
Other assets	375	443
Total assets	$202,032	$167,166
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$8,765	$8,710
Accrued compensation	18,467	21,302
Accrued expenses	30,460	32,161
Current portion of long term debt	—	3,750
Other current liabilities	1,470	1,399
Total current liabilities	59,162	67,322
Long term debt, net	47,697	61,906
Other liabilities	3,755	3,540
Total liabilities	$110,614	$132,768
Convertible preferred stock Series B	$91,568	$—
Stockholders’ (deficit) equity:
Preferred stock Series A	$—	$—
Common stock	113	113
Additional paid-in capital	158,610	147,231
Treasury stock	(7,449)	(10,806)
Accumulated deficit	(151,424)	(102,140)
Total stockholders’ (deficit) equity	(150)	34,398
Total liabilities, convertible preferred stock, and stockholders’ (deficit) equity	$202,032	$167,166

MiMedx Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands)
	Three months ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net sales	68,548	76,400	248,234	299,255
Cost of sales	10,817	12,709	39,330	43,081
Gross profit	57,730	63,691	208,904	256,174

Operating expenses:
Selling, general and administrative	48,706	45,444	181,022	198,205
Investigation, restatement and related	20,400	20,130	59,465	66,504
Research and development	3,435	2,719	11,715	11,140
Amortization of intangible assets	255	270	1,073	1,039
Impairment of intangible assets	1,027	—	1,027	446
Operating loss	(16,091)	(4,872)	(45,398)	(21,160)

Other (expense) income
Loss on extinguishment of debt	—	—	(8,201)	—
Interest expense, net	(1,508)	(2,395)	(7,941)	(4,708)
Other (expense) income, net	(1)	11	(3)	283
Loss before income tax provision	(17,600)	(7,256)	(61,543)	(25,585)
Income tax provision benefit (expense)	1,020	(220)	12,259	5
Net loss	$(16,580)	$(7,476)	$(49,284)	$(25,580)

Net loss available to common stockholders	$(18,059)	$(7,476)	$(83,328)	$(25,580)

Net loss per common share - basic	$(0.17)	$(0.07)	$(0.77)	$(0.24)
Net loss per common share - diluted	$(0.17)	$(0.07)	$(0.77)	$(0.24)

Weighted average common shares outstanding - basic	108,867,962	107,253,751	108,257,112	106,946,384
Weighted average common shares outstanding - diluted	108,867,962	107,253,751	108,257,112	106,946,384

MiMedx Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(49,284)	$(25,580)
Adjustments to reconcile net loss to net cash used in operating activities:
Effect of change in revenue recognition	—	(17,382)
Share-based compensation	15,357	12,064
Loss on extinguishment of debt	8,201	—
Depreciation	5,782	6,546
Amortization of deferred financing costs and debt discount	2,276	1,431
Amortization of intangible assets	1,073	1,039
Impairment of intangible assets	1,027	1,258
Non cash lease expenses	983	947
Accretion of asset retirement obligation	10	—
Loss on fixed asset disposal	1	318
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(3,096)	(10,938)
Inventory	(1,257)	6,882
Prepaid expenses	1,064	4
Other assets	(119)	(5,770)
Accounts payable	177	(6,171)
Accrued compensation	(2,459)	(1,722)
Accrued expenses	1,746	(57)
Income taxes	(10,027)	436
Other liabilities	(1,718)	(2,717)
Net cash used in operating activities	(30,263)	(39,412)

Cash flows from investing activities:
Purchases of property and equipment	(4,228)	(1,752)
Patent application costs	(327)	(466)
Principal payments from note receivable	—	2,722
Net cash flows (used in) provided by investing activities	(4,555)	504

Cash flows from financing activities:
Proceeds from sale of Series B convertible preferred stock	100,000	—
Stock issuance costs	(7,470)	—
Proceeds from term loans	59,500	72,750
Deferred financing costs	(3,235)	(6,650)
Repayment of term loans	(83,872)	(1,875)
Prepayment premium on early repayment of term loan	(1,439)	—
Stock repurchased for tax withholdings on vesting of restricted stock	(2,334)	(1,474)
Proceeds from exercise of stock options	411	108
Net cash flows provided by (used in) financing activities	61,561	62,859
Net change in cash	26,743	23,951
Cash and cash equivalents, beginning of year	69,069	45,118
Cash and cash equivalents, end of year	$95,812	$69,069

Reconciliation of GAAP Net Sales to Adjusted Net Sales and Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA

In addition to our GAAP results, we provide certain non-GAAP metrics including Adjusted Net Sales, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements. Company management uses these Non-GAAP measurements as aids in monitoring our ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies. Adjusted Net Sales is intended to allow one to understand the trend, if any, in sales and to facilitate comparison of sales amounts in periods that used different revenue recognition methods. EBITDA is intended to provide a measure of the Company’s operating performance as it eliminates the effects of financing and capital expenditures. EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, (iv) loss on extinguishment of debt, and (v) income tax provision (benefit). Adjusted EBITDA is intended to provide a normalized view of EBITDA and our broader business operations that we expect to experience on an ongoing basis by removing items that may be irregular, one-time, or non-recurring from EBITDA; most significantly those expenses related to the Audit Committee investigation and restatement. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, (iv) income tax provision (benefit), (v) costs incurred in connection with the Audit Committee investigation and restatement, (vi) the effect of the Company’s change in revenue recognition pattern, (vii) impairment of intangibles, and (viii) share-based compensation. A reconciliation of (i) Adjusted Net sales to GAAP Net Sales, (ii) GAAP Net Loss to EBITDA, and (iii) Adjusted EBITDA appears in the table below (in thousands).

	Three months ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net sales	68,548	76,400	248,234	299,255
Effect of change in revenue recognition	(527)	(8,219)	(7,767)	(29,604)
Adjusted net sales	68,021	68,181	240,467	269,651

	Three months ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net loss	$(16,580)	$(7,476)	$(49,284)	$(25,580)
Net margin	(24.2%)	(9.8%)	(19.9%)	(8.5%)
Non-GAAP Adjustments:
Depreciation expense	1,288	1,565	5,782	6,546
Amortization of intangible assets	255	270	1,073	1,039
Interest expense, net	1,508	2,395	7,941	4,708
Income tax provision (benefit) expense	(1,020)	220	(12,259)	(5)
Loss on extinguishment of debt	—	—	8,201	—
EBITDA	$(14,549)	$(3,026)	$(38,546)	$(13,292)
EBITDA margin	(21.2%)	(4.0%)	(15.5%)	(4.4%)
Additional Non-GAAP Adjustments
Costs incurred in connection with Audit Committee Investigation and Restatement	20,400	20,130	59,465	66,504
Effect of change in revenue recognition	(454)	(5,873)	(6,680)	(24,450)
Impairment of intangible assets	1,027	—	1,027	1,258
Share-based compensation	3,905	2,865	15,357	12,064
Adjusted EBITDA	$10,329	$14,096	$30,623	$42,084
Adjusted EBITDA margin	15.1%	18.5%	12.3%	14.1%
Adjusted EBITDA, % of Adjusted Net Sales	15.2%	20.7%	12.7%	15.6%